EXHIBIT 4.3

                      AMENDMENT NO. 1 TO RIGHTS AGREEMENT

     This Amendment No. 1 to Rights Agreement (this "Amendment"), is entered into by and between Laser-Pacific Media Corporation, a Delaware corporation (the "Company") and U.S. Stock Transfer Corporation, as rights agent (the "Rights Agent"), and shall be deemed effective as of July 31, 2003 (the "Effective Date").

                                    RECITALS

     WHEREAS, the Company and Rights Agent entered into a Rights Agreement, dated as of January 12, 2001 (the "Rights Agreement"), to provide for the distribution of preferred share purchase rights for each share of Company common stock outstanding as of January 24, 2001, which rights represent the right to purchase one one-hundredth of a preferred share of the Company upon a Distribution Date, as defined therein, and subject to the terms and conditions set forth in the Rights Agreement;

     WHEREAS, the Company, Eastman Kodak Company ("Kodak") and OS Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Kodak ("Merger Sub") contemplate entering into an Agreement and Plan of Merger (the "Merger Agreement"), whereby, upon execution of such Merger Agreement, receipt of requisite stockholder approval and the satisfaction of certain other preconditions, Merger Sub will be merged with and into the Company (the "Merger"), with the Company remaining the surviving corporation and each share of Company common stock being entitled to the Merger Consideration (as defined in the Merger Agreement) set forth in the Merger Agreement;

     WHEREAS, the Board believes it is advisable and in the best interests of the Company and its stockholders to amend the Rights Agreement to allow Kodak or any wholly-owned subsidiary of Kodak to acquire all of the Company's outstanding common stock, but not less than all, without triggering the preferred share purchase rights under the Rights Agreement, provided Kodak or any wholly-owned subsidiary of Kodak acquires all outstanding shares of common stock of the Company, pursuant to the terms of the Merger Agreement, on or before the Closing Date (as defined in the Merger Agreement) of the Merger;

     WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement to permit the transactions contemplated by the Merger Agreement without causing a Distribution Date under the terms of the Rights Agreement; and

     WHEREAS, the Board has voted in favor of this Amendment to extend to the parties to the Merger Agreement additional time to consummate the Merger without triggering a Distribution Date.



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                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, covenants and conditions hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE 1

                                    AMENDMENT

     1.1 Amendment to Rights Agreement. The Rights Agreement is hereby amended as follows:

     The definition of "Exempt Person" in Section 1 of the Rights Agreement is hereby deleted in its entirety and replaced by the following:

     ""Exempt Person" shall mean the Company, any wholly-owned Subsidiary of the Company, any employee benefit plan of the Company or of a Subsidiary of the Company, any Person holding Voting Shares for or pursuant to the terms of any such employee benefit plan, and Eastman Kodak Company, a New Jersey corporation ("Kodak"), and any wholly-owned Subsidiary of Kodak. Notwithstanding the foregoing, Kodak or any wholly-owned Subsidiary of Kodak shall not be deemed an "Exempt Person" under this Agreement if Kodak or any wholly-owned Subsidiary of Kodak does not acquire all of the outstanding Voting Shares of the Company on or prior to the Closing Date (as defined in the Merger Agreement) pursuant to the terms and conditions set forth in that certain Agreement and Plan of Merger by and among Eastman Kodak Company, OS Acquisition Corp. and the Company (the "Merger Agreement"), or if the Merger Agreement is otherwise terminated by any party thereto prior to the Closing Date, as defined therein."

     1.2 Reference to and Effect on Rights Agreement. On and after the Effective Date, each reference in the Rights Agreement to the term "Agreement," "hereof" or "herein" shall be deemed to refer to the Rights Agreement as amended hereby. This Amendment and the amendment to the Rights Agreement effected hereby shall be effective as of the Effective Date and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall otherwise be unaffected hereby.

                                    ARTICLE 2

                                  MISCELLANEOUS

     2.1 Headings. The headings in this Amendment are intended solely for convenience and shall not be construed as limiting or expanding the terms of this Amendment.

     2.2 Counterparts. This Amendment may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument. All counterparts shall be deemed an original of this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF,  the parties executed this Agreement to be effective as of the date first written above.

                                                LASER-PACIFIC MEDIA CORPORATION

Attest:  /s/ Robert McClain                     By:  /s/ James R. Parks
         ----------------------------                -----------------------
            Robert McClain                           James R. Parks
            Chief Financial Officer                  Chief Executive Officer
            and Secretary
                                                U.S. STOCK TRANSFER CORPORATION

Attest:  /s/ Mark Cano                          By:  /s/ William Garza
         ----------------------------                -----------------------
            Mark Cano                                William Garza
            Senior Vice President                    Vice President